Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated August 26, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Lifecore Biomedical, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended May 26, 2024. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 26, 2024.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, P.C.
Minneapolis, Minnesota
October 10, 2024